EXHIBIT 10.22

October 7, 2002

Mr. Jeff Guillot

3016 Edgewater Drive

Austin, Texas 78733

Re: Employment With NetSolve, Incorporated

Dear Jeff,

On behalf of the entire NetSolve, Incorporated (the “Company” or “NetSolve”) team, I am pleased to present our offer to you to become NetSolve’s new Vice President of Development, and an officer of NetSolve.

We at NetSolve have all enjoyed getting to know you and we look forward to welcoming you and Julie to NetSolve. We believe that you are well qualified to help lead NetSolve to continued growth and success. We also believe, as I know you do, that becoming Vice President of Development of NetSolve is an outstanding and timely opportunity for you to capitalize upon your talents and experience, and for you to continue to attain your personal goals.

We have given careful thought to compensation arrangements that would be appropriate for your professional stature and to NetSolve precedents and policies. Accordingly, below is a description of the terms of our offer of employment to you.

1.	Position and Duties: Your title will be Vice President of Development. In this capacity, you will be reporting directly to the CEO and President of NetSolve, Inc. You will have the ultimate responsibility for overseeing and managing the following Development functions- Software Development (OSS, Tools, Pro-Watch, Pro-Watch Exchange, Business Analysis); Quality Assurance; Data-Base Administration; Product Development Planning and Coordination. You and your team will be responsible for evaluating the potential and practicality of both current and future products. You will be held accountable for delivering results against defined key success factors, both strategic and tactical. You will also be expected to form effective cross-functional working relationships and communications with the following business critical organizations– Marketing, Sales, ISS/Security, and Operations. As the Vice President of Development you will also be a member of the NetSolve Executive Team, and as such participate in setting business and functional Strategy, Performance Metrics and Measures, Business Plans, and Critical Success Factors. Additionally, you will be responsible for determining talent and staffing needs, functional operations and capital budgets requirements; conducting annual performance planning and reviews, developmental planning, and conducting regular performance progress reviews.

2.	Base Salary: Your initial base salary will be $17,083.33 per month ($205,000.00 on an annualized basis), less standard payroll taxes and withholding. Payment of your base salary will be in accordance with the Company’s normal payroll practice.

3.	Signing Bonus: You will receive a one-time signing bonus of $61,500.00 to be paid within 30 days of the date of your commencement of employment with NetSolve.

4.	Annual Incentive Target Award: You will be eligible for an annual incentive target award for each fiscal year based on certain mutually agreed upon performance standards and criteria which will be established as soon as reasonably practical following your commencement of employment with NetSolve. The award level amount will be structured so that at plan the award will be 20% of your base salary. This award will be payable to you after the completion of the Company’s fiscal year in accordance with NetSolve’s annual incentive program. You must be employed by the Company on the date the award is payable to be eligible to receive such award. For fiscal year 2003, the award will be prorated based on your start date.

4.	Stock Options: Upon commencement of your employment with the Company, you will be granted an option to purchase 50,000 shares of NetSolve common stock under and subject to the provisions of the NetSolve Long-Term Incentive Compensation Plan (“LTICP”). The exercise price for such option will be the closing price of the Company’s common stock on the first day of your employment. The precise terms of this grant will be set forth in an Option Agreement in the standard form under the LTICP.

5.	Compensation Review: Your base salary, annual incentive target award and stock option position will be reviewed annually by the Board, prior to the completion of NetSolve’s fiscal year.

6.	Other Benefits: As a NetSolve employee, you will be eligible to participate in NetSolve’s various benefit plans, such as medical, disability, life insurance, and 401(k) plans, which are now in effect, or as they may be changed or amended in the future.

7.	At-Will Employment: Your employment with NetSolve will be “at-will,” meaning that either you or the Company can terminate your employment at any time and for any reason, or no reason at all.

In accordance with U. S. law, this offer of employment, including all terms relating thereto, is conditioned upon:

•	Satisfactory proof of U.S. citizenship or other eligibility for employment, as required by the Immigration Reform and Control Act of 1986;
•	You agree to, and we receive, satisfactory results on a background check of your education, work, driving, and criminal history;
•	Your execution of a NetSolve Proprietary Information and Inventions Agreement.

Jeff, we all look forward to your prompt acceptance of our offer, and to your joining NetSolve full-time as soon as possible. To signify your acceptance, please sign and return this letter to me no later than 5:00 p.m. (Central Time) on October 9, 2002, after which time this offer will expire. By signing below, you certify that you are able to perform the duties and responsibilities of your position.

May I again express that we look forward to welcoming you and Julie to NetSolve and working with you.

Sincerely,

/s/ David D. Hood

David D. Hood

CEO & President

AGREED AND ACCEPTED:

/s/ Jeff Guillot

Jeff Guillot

Date

Enclosure: Second signature copy of this letter